Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Third Quarter Results

(Bassett, Va.) – October 1, 2020 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its third quarter ended August 29, 2020.

Fiscal 2020 Third Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	3rd Qtr		Dollar	%	3rd Qtr	% of	3rd Qtr	% of
	2020	2019	Change	Change	2020	Sales	2019	Sales
Consolidated (1)	$91.6	$109.4	$(17.9)	-16.3%	$2.7	3.0%	$3.4	3.1%

Wholesale	$55.4	$62.7	$(7.2)	-11.4%	$3.3	6.0%	$3.0	4.9%

Retail	$48.1	$66.5	$(18.4)	-27.6%	$(1.6)	-3.3%	$(0.4)	-0.6%

Logistical Services	$17.8	$18.9	$(1.1)	-5.6%	$1.0	5.7%	$0.6	3.2%

(1) Our consolidated results include certain intercompany eliminations.  See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

Net income for the third quarter of 2020 was $2.2 million or $0.22 per diluted share as compared to $2.2 million or $0.21 per diluted share for the prior year quarter.

The 2020 roller coaster churned on in our June-August quarter. In short, business has boomed since the Memorial Day holiday at the end of May. Wholesale orders increased by 117% on a sequential basis compared to the May quarter and we ended the quarter with a $37.4 million wholesale backlog, 223% more than our backlog of August 2019. Once again, we have very little insight into the sustainability of the “stay at home” trend and the positive effect it has on the fortunes of Bassett and on our industry in general. Nevertheless, we are squarely focused on manufacturing and delivering all of the furniture that we possibly can as quickly as possible to maximize the opportunity that is presently before us.

Unfortunately, a new series of challenges has arisen that has compromised our ability to turn the robust sales trend into revenue. The pandemic has disrupted all aspects of the traditional supply chain and resolution of the situation will probably take months to fully unfold. A chronology of the quarter will shed light on the obstacles that we face to return to a normalized environment:

●	Week of June 1, 2020
o	Reopened corporate office after nine weeks of mandatory stay at home.
o	Began quarter with 53 of 65 corporate stores open.
o	Newton, NC upholstery facility suffered lightning strike, knocking out electrical system and all production for one week.
o	Began quarter with 1270 associates working and 575 remaining on furlough; pre-COVID headcount was 2580, a 28% reduction.
o	Forced to re-close corporate office when employee revealed exposure to COVID after multiple interactions with existing personnel. Employee subsequently tested positive for COVID.

●	Week of June 8, 2020
o	Reopened corporate office at week’s end.

●	Week of June 15, 2020
o	Reopened Newton, NC upholstery operation after installation of new electrical infrastructure.
o	100% of Bassett corporate stores opened by week’s end.

●	Week of July 6, 2020
o	Total headcount of 1880, with 1605 working and 275 still furloughed.
o	Announced restoration of pre-COVID salaried compensation after three months of 20%-50% reductions.

●	Week of July 13, 2020
o	Reinstated dividend previously deferred in the second quarter of 2020.
o	Declared a regular quarterly dividend of $0.08.

●	Week of July 27, 2020
o	Returned retail home delivery centers to pre-COVID staffing levels.

●	Week of August 24, 2020
o	Quarter ending retail backlog of $47.9 million, a 70% increase over last year.
o	Ended the quarter with 2030 associates working and none remaining on furlough; representing a 21% headcount reduction from pre-COVID levels.
o	Announced reinstatement of corporate 401(k) match.

Obviously, COVID-related turmoil continued to plague our daily operations during the period. Initially, efforts to ramp up manufacturing headcount were compromised in part by the $600 per week wage augmentation program stipulated by the CARES Act. Although the labor market has loosened a bit, ramping up staffing levels remains a major problem, especially in-home delivery, warehousing, and upholstery manufacturing. Exacerbating the tight labor market has been the inability of some of our key fabric suppliers to increase their production levels to meet our demand. In many cases, in fact, they have not been able to meet pre-COVID levels, much less to increase them. Disruptions in the chemical industry on the U.S. Gulf Coast has impeded the production of ample stocks of a key ingredient in the manufacture of polypropylene foam. As a result, we have been allocated 85% of pre-COVID usage of the foam that we use in our upholstered seat cushions. We do expect this situation to improve in the next couple of weeks. Import wood suppliers are also striving to achieve production levels that match current sales volume, although they have returned to pre-COVID strength. Finally, a major container shortage brought about by the shipping companies’ quick shutdown in March has meant that there are currently not enough containers in Asia to meet demand, at least at the prices for which we have contracted.

Wholesale Orders

Meanwhile, incoming orders across all channels accelerated as the quarter progressed, culminating in a 40% year-over-year lift for the month of August. Combined corporate and licensed wholesale sales increased by 10% and accounted for 58% of incoming orders. Driven by our 100 Bassett Design Centers and our Club Level motion program, open market sales grew by an astounding 61%. The pandemic has affected many furniture providers and, despite our challenges, we believe that our service level has held up better than most. Consequently, we appear to be gaining market share with the independent furniture store community, especially with our Club Level assortment. We were able to open several large accounts during the quarter that have and will continue to have a positive impact on our top line. We have also been able to reconfigure the geography of a number of our sales territories to gain greater market penetration and make way for a handful of seasoned sales representatives that have chosen to leave competitors and join Bassett. Finally, our Outdoor Division orders increased by 34% as Lane Venture continued to grow and our new Bassett Outdoor products were sold in our retail network for the first full quarter of its existence.

Corporate Retail

Written sales in our corporate store network exceeded delivered revenue by approximately $18 million during the quarter. This was accomplished despite 20% of the fleet being closed for the first two weeks of June. Gross margins of 49.6% suffered as we began a concerted inventory reduction effort, which will continue for the remainder of 2020. Cost cutting measures around advertising and payroll more than mitigated the margin shortfall, however. We were also moderately successful in obtaining rent abatements from some of our landlords, which was regarded by us as recognition of the inaccessibility to our stores caused by mandatory government shut-downs. We greatly appreciate the sense of “fair play” exhibited by those landlords and regret and disagree with the stance taken by those that did not participate. Customer acquisition resulting from our digital outreach strategies leapt forward with a 63% increase in traffic to our website and a 118% increase in web orders. Digital advertising dominated our marketing expenditures as we consciously disdained the use of traditional television and direct mail advertising from June through August. We are evaluating our strategy for 2021 as we speak but suffice it to say that digital will dominate. The “virtual appointments” we initiated during the spring shutdown were not as prevalent as we reopened our stores but are a new form of consumer engagement that is here to stay at Bassett. All in all, we were pleased with the manner in which our retail team met the myriad challenges they faced this summer and look forward to delivering their historic backlog as expeditiously as possible.

“Made in America”

As referenced in our 2nd quarter report, we are in the process of deepening our commitment to a “Made in America” strategy. Behind the scenes, we have been architecting product designs that will leverage our domestic supply chain and manufacturing prowess. Of course, we operate in a global economy and there are categories of finished products and componentry that will continue to be sourced from our partners from around the world. But we know that the appreciation for domestic artisanship is real and valued by American consumers today and we intend to capitalize on this sentiment in a fashion that is unique to Bassett. Our dining program sold under our Bench Made sub-brand has been expanded and will appear in our stores and on the web in early 2021. A major hurdle that must be overcome in this journey is the development and retention of the next generation of manufacturing and logistics associates – a big job. “Made in America” requires skilled Americans and the post- COVID environment has made a difficult task even more so as our labor pool has become more scarce and competitive to attract. Our team has embarked on an introspective examination of our facilities, work environment, compensation, and the requirements for every position to provide Bassett the fundamentals for staffing the “workforce of the future.”

Conclusion

In closing, I want to thank all of our associates for the tremendous effort that they have put forth under very trying circumstances for the past six months. Many of our team members are working very long hours at the moment as we strive to turn our vigorous rate of sales into revenue. We have fallen further behind in September as our incoming orders continue to climb past levels not seen in over a decade. Longer hours, increased staffing levels, and consultation with our suppliers leads us to believe that we will begin to make headway against our backlog in late October. We certainly do not intend to operate with big backlogs and protracted levels of service indefinitely. The pandemic forced us to take a very hard look at every aspect of our cost structure and our rapid return to profitability and the generation of significant levels of cash flow is a by-product of these lessons learned. We look forward to returning to a normalized operational environment and further capitalizing on the special set of circumstances that have emerged in 2020.

Rob Spilman

   Chairman/CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 98 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the third fiscal quarter of 2020, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - unaudited

(In thousands, except for per share data)

	Quarter Ended				Nine Months Ended
	August 29, 2020		August 31, 2019		August 29, 2020		August 31, 2019
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$80,341		$98,369		$232,283		$301,550
Logistics	11,218		11,050		35,197		36,900
Total sales revenue	91,559	100.0%	109,419	100.0%	267,480	100.0%	338,450	100.0%

Cost of furniture and accessories sold	38,418	42.0%	42,246	38.6%	113,140	42.3%	133,953	39.6%

Selling, general and administrative expenses excluding new store pre-opening costs	50,394	55.0%	63,519	58.1%	165,407	61.8%	197,495	58.4%
New store pre-opening costs	-	0.0%	254	0.2%	-	0.0%	1,117	0.3%
Asset impairment charges	-	0.0%	-	0.0%	12,184	4.6%	-	0.0%
Goodwill impairment charge	-	0.0%	-	0.0%	1,971	0.7%	-	0.0%
Litigation expense	-	0.0%	-	0.0%	1,050	0.4%	-	0.0%
Early retirement program	-	0.0%	-	0.0%	-	0.0%	835	0.2%
Income (loss) from operations	2,747	3.0%	3,400	3.1%	(26,272)	-9.8%	5,050	1.5%

Other income (loss), net	697	0.8%	(298)	-0.3%	(430)	-0.2%	(566)	-0.2%
Income (loss) before income taxes	3,444	3.8%	3,102	2.8%	(26,702)	-10.0%	4,484	1.3%

Income tax provision (benefit)	1,266	1.4%	945	0.9%	(9,738)	-3.6%	1,274	0.4%
Net income (loss)	$2,178	2.4%	$2,157	2.0%	$(16,964)	-6.3%	$3,210	0.9%

Basic earnings (loss) per share	$0.22		$0.21		$(1.70)		$0.31

Diluted earnings (loss) per share	$0.22		$0.21		$(1.70)		$0.31

Table 2

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	August 29, 2020	November 30, 2019
Assets
Current assets
Cash and cash equivalents	$31,029	$19,687
Short-term investments	17,661	17,436
Accounts receivable, net	19,099	21,378
Inventories, net	58,601	66,302
Recoverable income taxes	10,048	329
Other current assets	9,480	11,654
Total current assets	145,918	136,786

Property and equipment, net	89,031	101,724

Other long-term assets
Deferred income taxes, net	7,729	5,744
Goodwill and other intangible assets	23,921	26,176
Right of use assets under operating leases	120,889	-
Other	6,828	5,336
Total long-term assets	159,367	37,256
Total assets	$394,316	$275,766

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,215	$23,677
Accrued compensation and benefits	14,463	11,308
Customer deposits	35,721	25,341
Current portion of operating lease obligations	28,211	-
Other current liabilities and accrued expenses	12,874	11,945
Total current liabilities	110,484	72,271

Long-term liabilities
Post employment benefit obligations	12,023	11,830
Long-term portion of operating lease obligations	117,009	-
Other long-term liabilities	1,336	12,995
Total long-term liabilities	130,368	24,825

Stockholders’ equity
Common stock	49,883	50,581
Retained earnings	104,743	129,130
Additional paid-in-capital	-	195
Accumulated other comprehensive loss	(1,162)	(1,236)
Total stockholders' equity	153,464	178,670
Total liabilities and stockholders’ equity	$394,316	$275,766

Table 3

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Nine Months Ended
	August 29, 2020	August 31, 2019
Operating activities:
Net income (loss)	$(16,964)	$3,210
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,249	10,092
Gain on lease modification	(152)	-
Net (gain) loss on disposals of property and equipment	39	(98)
Asset impairment charges	12,184	-
Goodwill impairment charge	1,971	-
Inventory valuation charges	3,814	1,753
Bad debt valuation charges (recoveries)	727	(5)
Deferred income taxes	(708)	22
Other, net	149	161
Changes in operating assets and liabilities
Accounts receivable	1,552	(1,755)
Inventories	3,887	(3,858)
Other current and long-term assets	(8,898)	(1,986)
Right of use assets under operating leases	24,338	-
Customer deposits	10,380	(4,673)
Accounts payable and other liabilities	1,379	(4,922)
Obligations under operating leases	(26,464)	-
Net cash provided by (used in) operating activities	17,483	(2,059)

Investing activities:
Purchases of property and equipment	(2,214)	(10,651)
Proceeds from sale of property and equipment	2,345	119
Purchase of investments	(241)	-
Proceeds from maturity of short-term investments	16	5,000
Other	(1,107)	(506)
Net cash used in investing activities	(1,201)	(6,038)

Financing activities:
Cash dividends	(3,306)	(3,867)
Proceeds from the exercise of stock options	-	25
Other issuance of common stock	217	246
Repurchases of common stock	(1,542)	(6,845)
Taxes paid related to net share settlement of equity awards	(214)	-
Repayments of finance lease obligations	(95)	-
Repayments of notes payable	-	(292)
Net cash used in financing activities	(4,940)	(10,733)
Change in cash and cash equivalents	11,342	(18,830)
Cash and cash equivalents - beginning of period	19,687	33,468
Cash and cash equivalents - end of period	$31,029	$14,638

Table 4

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Nine Months Ended
	August 29, 2020	August 31, 2019	August 29, 2020	August 31, 2019
Net Sales
Wholesale	$55,443	$62,690	$153,588	$198,602
Retail - Company-owned stores	48,144	66,539	147,161	198,736
Logistical services	17,848	18,899	54,422	60,743
Inter-company eliminations:
Furniture and accessories	(23,246)	(30,860)	(68,466)	(95,789)
Logistical services	(6,630)	(7,849)	(19,225)	(23,842)
Consolidated	$91,559	$109,419	$267,480	$338,450

Operating Income (Loss)
Wholesale	$3,324	$3,044	$(1,344)	$10,399
Retail	(1,585)	(431)	(12,004)	(6,430)
Logistical services	1,022	610	15	1,574
Inter-company elimination	(14)	177	2,266	342
Asset impairment charges	-	-	(12,184)	-
Goodwill impairment charge	-	-	(1,971)	-
Litigation expense	-	-	(1,050)	-
Early retirement program	-	-	-	(835)
Consolidated	$2,747	$3,400	$(26,272)	$5,050

Table 5

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 30,				August 29,
	2019	Opened*	Closed*	Transfers	2020

Company-owned stores	70	-	(4)	-	66
Licensee-owned stores	33	1	-	-	34

Total	103	1	(4)	-	100

* Does not include openings and closures due to relocation of existing stores within a market.